Exhibit 99.1
Tutogen Medical, Inc. Reports First Quarter
Fiscal 2008 Financial Results
For Immediate Release

Contacts:
L. Robert Johnston, Jr.	Lytham Partners, LLC
Chief Financial Officer	Joe Diaz
Tutogen Medical, Inc.	Joe Dorame
386-462-0402	Robert Blum
bjohnston@tutogen.com	602-889-9700
ALACHUA, FLORIDA — February 6, 2008 — Tutogen Medical, Inc. (AMEX: TTG), a leading manufacturer of sterile biological implant products made from human (allograft) and animal (xenograft) tissue, today announced financial results for the first quarter of fiscal year 2008 ended December 31, 2007.
Highlights for the first quarter when compared to the previous year’s first quarter include:
•	Total revenues increased 30%;

•	Revenues of dental products increased 27%;

•	Surgical specialty product revenues increased 73%;

•	U.S. revenues increased 30%;

•	International revenues increased 32%;

•	Excluding merger related costs, net income for the quarter would have been $343,000 or $0.02 per fully diluted share, compared to a net income of $361,000, or $0.02 per fully diluted share for the same period last year.
As previously reported, on November 12, 2007, the Company entered into a merger agreement with Regeneration Technologies, Inc. The merger agreement provides that the Company’s stockholders will receive 1.22 shares of Regeneration Technologies common stock for each share of the Company’s stock that they own. Upon completion of the merger, the Company’s stockholders will own approximately 45% of the combined company, on a fully diluted basis. The proposed merger is currently estimated to be completed later this month.
For the first quarter of fiscal year 2008, the Company reported revenues of $15.0 million compared to $11.5 million in the first quarter of the previous year; an increase of 30%. The gross margin for the first quarter was 54%, up from 50% in the fourth quarter. The first quarter gross margin of 54% was less than the gross margin of 61% in the same quarter of the previous year due to a less favorable product mix and yields and backorders of higher margin products. Operating expenses for the first quarter of fiscal year 2008 included $1.6 million in costs associated with the proposed merger. Operating expenses were also impacted by $227,000 resulting from the implementation of procedures relating to compliance with the Sarbanes Oxley Act of 2002. The Company is not expected to incur any additional material costs relating to Sarbanes-Oxley for the remaining quarters of fiscal year 2008. During the quarter, the Company incurred $445,000 in SFAS 123(R) stock option expense. For the three months ended December 31, 2007, the net loss totaled $1.3 million or $.07 basic loss per share and $.07 diluted loss per share. Excluding the $1.6 million in costs associated with the proposed merger, the Company would have reported net income of $343,000, or $0.02 per fully diluted share, compared to net income of $361,000, or $0.02 per fully diluted share, in the comparable quarter a year ago.
Guy L. Mayer, Chief Executive Officer of Tutogen Medical, said, “From an operating perspective, we are pleased with the continued double-digit growth in virtually all product and geographic segments. U.S. revenues grew 30%, led by continuing momentum in Surgical Specialties, with a 73% increase, and by a strong 27% increase in domestic dental product revenues.”
“We also achieved outstanding growth internationally, with a 32% increase. We believe that our products have the potential to become market leaders internationally, and particularly in Europe. Going forward, as our distribution partners more fully embed our products in international markets, we believe strong and consistent future growth can be achieved.”
Mr. Mayer commented on the proposed merger with Regeneration Technologies, Inc. “As the date approaches we very much look forward to the combination of the companies and the significant opportunities ahead. Putting together the talented people from both organizations will yield a more competitive company operating in a broader market with leading-edge solutions for the surgical market that can improve patient outcomes and enhance quality of life.”
Mr. Mayer concluded, “It has been a pleasure and an honor to work for the benefit of the loyal shareholders of Tutogen Medical. As we move ahead, I can assure you that the combined company will continue to focus its abilities, talents and technologies toward becoming the leading provider of surgical and orthopedic solutions worldwide. We look forward with great excitement and anticipation.”
A special meeting of the stockholders of Tutogen Medical to consider and vote upon the transaction contemplated by the proposed merger with Regeneration Technologies, Inc. has been scheduled for February 27, 2008 at 9:00 a.m. Eastern Time, at Tutogen’s headquarters at 13709 Progress Blvd., Alachua, Florida. Tutogen stockholders of record as of the close of business on January 22, 2008 will be entitled to vote at the special meeting.
Conference Call
Tutogen Medical will conduct a conference call on Wednesday, February 6, 2008, beginning at 10 a.m. Eastern Time to review the results of the first quarter of fiscal year 2008. Interested parties can access the call by dialing (888) 408-9532 or (706) 679-5064 or by accessing the web cast at http://www.tutogen.com/investor.aspx. A replay of the call will be available at (800) 642-1687 or (706) 645-9291, conference ID number: 33119197 for 3 days following the call, and the web cast can be accessed at http://www.tutogen.com/investor.aspx for 30 days.
About Tutogen Medical, Inc.
Tutogen Medical, Inc. manufactures sterile biological implant products made from human (allograft) and animal (xenograft) tissue. Tutogen utilizes its proprietary Tutoplast Process® of tissue preservation and viral inactivation to manufacture and deliver sterile bio-implants used in spinal/trauma, urology, dental, ophthalmology, and general surgery procedures. The Company’s Tutoplast® products are sold and distributed worldwide by Zimmer Spine and Zimmer Dental, subsidiaries of Zimmer Holdings, Inc., Davol Inc., a subsidiary of C.R. Bard Inc., the Mentor Corporation, Coloplast Corp., IOP, Inc. and through independent distributors internationally. For more information, visit the Company’s Web site at http://www.tutogen.com.
Forward-Looking Statement Disclaimer:
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. Forward-looking statements are based on management’s current expectations and are subject to certain risks and uncertainties, including the likelihood of completing the merger with Regeneration Technologies, Inc. that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These and other risks are identified in the Company’s filings with the Securities and Exchange Commission, including the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on January 23, 2008 and its Annual Report on Form 10-K for the fiscal year ended September 30, 2007. All information in this press release is as of the date hereof, and the Company undertakes no duty to update this information unless required by law.
Important Additional Information and Where to Find It
The proposed merger will be submitted to the respective stockholders of Regeneration Technologies and Tutogen for their consideration, and Regeneration Technologies and Tutogen have filed a registration statement, a joint proxy statement/prospectus and other relevant documents concerning the proposed transaction with the S.E.C. Shareholders are urged to read the registration statement and the joint proxy statement/prospectus regarding the proposed merger and any other relevant documents filed with the S.E.C., as well as any amendments or supplements to those documents, because they contain important information. You can obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Regeneration Technologies and Tutogen, at the S.E.C.’s Internet website (http://www.sec.gov). You can also obtain these documents, free of charge, at Regeneration Technologies’ website (http://www.rtix.com) or Tutogen’s website (http://www.tutogen.com). Copies of the joint proxy statement/prospectus and the S.E.C. filings that are incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Thomas F. Rose, Vice President and CFO, Regeneration Technologies Inc., P.O. Box 2650, Alachua, Florida 32616 or to L. Robert Johnston, Jr., CFO, Tutogen Medical, Inc., 13709 Progress Blvd., Box 19, Alachua, Florida 32615.
Regeneration Technologies and Tutogen, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of Regeneration Technologies and Tutogen in connection with the proposed merger. Information about the directors and executive officers of Regeneration Technologies and their ownership of Regeneration Technologies common stock is set forth in the proxy statement, dated March 30, 2007, for Regeneration Technologies’ annual meeting of stockholders, as filed with the S.E.C. on a Schedule 14A. Information about the directors and executive officers of Tutogen and their ownership of Tutogen common stock is set forth in Tutogen’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007. Additional information regarding the interests of those participants and other persons who may be deemed participants in the merger may be obtained by reading the joint proxy statement/prospectus regarding the proposed merger filed with the S.E.C. on January 23, 2008. You may obtain free copies of these documents as described in the preceding paragraph.
Financial Tables to Follow

Tutogen Medical, Inc.
Consolidated Statement of Income (Loss)
(In Thousands, Except for Share and Per Share Data)

	Three Months Ended
	December 31,
	2007	2006

Revenue	$14,955	$11,463

Cost of revenue	6,888	4,421

Gross profit	8,067	7,042

Operating Expenses
General and administrative	4,210	2,362
Distribution and marketing	4,553	3,441
Research and development	617	527

Total Operating Expenses	9,380	6,330

Operating (loss) income	(1,313)	712

Foreign exchange loss	(3)	(38)
Interest and other income	130	34
Interest and other expense	(86)	(274)

	41	(278)

(Loss) income before taxes	(1,272)	434

Income tax expense	—	73

Net (loss) income	(1,272)	361

Average shares outstanding for basic earnings per share	19,281,684	16,390,100

Basic (loss) earnings per share	$(0.07)	$0.02

Average shares outstanding for diluted earnings per share	19,281,684	18,025,289

Diluted (loss) earnings per share	$(0.07)	$0.02

Tutogen Medical, Inc.
Consolidated Balance Sheets
(In Thousands)

	December 31,	September 30,
	2007	2007

Current assets	$41,934	$42,058

Fixed assets, net	14,812	14,429

Deferred income taxes and other assets	3,078	2,763

Total Assets	$59,824	$59,250

Current liabilities	$13,813	$12,972

Long-term debt	3,192	3,278

Deferred distribution fees and other noncurrent liabilities	2,495	2,641

Shareholders’ equtiy	40,324	40,359

Total Liabilities and Shareholders’ Equity	$59,824	$59,250